UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 10, 2006

AFFIRMATIVE INSURANCE HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware		75-2770432
(State or other jurisdiction	000-50795	(I.R.S. Employer
of incorporation)	(Commission File Number)	Identification Number)

4450 Sojourn Drive, Suite 500
Addison, Texas
(Address of principal		75001
executive offices)		(Zip code)
(972) 728-6300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
(c)	Effective October 10, 2006, we appointed Alan T. Rasof as the President, Retail division. We have not entered into any employment agreement with Mr. Rasof at this time. Mr. Rasof, 41, is a 15-year veteran of the non-standard auto insurance business with deep expertise in insurance agency operations. From October 2001 until March 2005, Mr. Rasof successfully built Newins Insurance, a non-standard auto insurance agency that he sold in 2005. Additionally, prior to joining us, he has handled retail site selection, acquisitions and premium financing for many non-standard auto insurance companies.

We lease six of our Insure One retail stores in Chicago, Illinois from ATR Investments, LLC or entities controlled by ATR Investments. Mr. Rasof is the sole member and manager of ATR Investments. These six leases have terms ranging from 3 to 4 years with expiration dates ranging from 2007 to 2011. The leases relate to properties with square footage ranging from approximately 1,200 to 1,800 square feet, provide for monthly rental ranging from $2,400 to $4,750 and the total rent due under the lease during their term is approximately $860,000. We also regularly engage Captain Management Services, Ltd. from time to time to remodel our retail store locations. Captain Management Services, Ltd. is wholly owned by Mr. Rasof. During 2006, we paid Captain Management Services, Ltd. approximately $299,512 relating to remodeling and build out services performed for 15 of our retail locations in Illinois and Indiana.

On October 10, 2006, we issued a press release announcing Mr. Rasof’s appointment. A copy of the press release was filed as Exhibit 99.2 to the Current Report on Form 8-K filed on October 10, 2006.

We were party to a consulting agreement with ATR Investments from June 1, 2006 through October 8, 2006 pursuant to which ATR Investments provided us with certain consulting services, including, without limitation, marketing, management and operational services relating to new and existing and competitor retail store locations and developing retail location site selection criteria. During the term of the agreement, we paid ATR Investment approximately $120,000.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFIRMATIVE INSURANCE HOLDINGS, INC.
By:	/s/ Mark E. Pape
Mark E. Pape
Executive Vice President and Chief Financial Officer

Date: October 16, 2006